Exhibit 99.1

InVivo Therapeutics Closes Oversubscribed Private Placement, Raising $13 Million

CAMBRIDGE, Mass. --(BUSINESS WIRE)-- InVivo Therapeutics (OTCBB: NVIV.OB), a company focused on the development of groundbreaking technologies for the treatment of spinal cord injuries (SCI), today announced that it has successfully closed a private placement offering of 13 million units of its securities for total gross proceeds of $13 million. The company had announced on October 27, 2010 that it completed a placement of 10.5 million units of such securities. The additional 2.5 million units sold subsequently enabled the company to reach the maximum overallotment for the offering. Spencer Trask Ventures, Inc. served as Placement Agent for the financing and financial advisor to the Company.

Each unit sold in the private placement consists of one share of common stock of InVivo and one warrant, with each warrant entitling the holder to purchase one share of common stock for a five-year period at an exercise price of $1.40 per share. Warrants issued to investors in the private placement, if exercised or called, would yield additional total gross proceeds of $18.2 million.

“We are very pleased with how our financing was received by investors and see it as vote of confidence in the promise of our groundbreaking technologies,” said Frank Reynolds, CEO of InVivo Therapeutics. “InVivo now has a strong balance sheet with which to execute our strategic plan, which includes moving into human clinical testing with our lead product candidate in the first half of next year.”

Adam K. Stern, Senior Managing Director of Spencer Trask Ventures and a newly appointed member of the InVivo Board of Directors, said: “InVivo represents a beacon of hope within the SCI community. The company’s groundbreaking technologies, which incorporate multiple strategies involving biomaterials, FDA approved drugs, growth factors, and human neural stem cells, offer the first potential treatment for SCI that addresses the underlying pathology of these injuries, rather than just the symptoms. The successful close of this financing is a critical component of realizing this potential.”

Warrants issued in the private placement are callable by InVivo if the common stock trades for a price equal to or greater than $2.80 per share for twenty consecutive trading days following the effectiveness of a registration statement. Including the shares sold in the private placement, InVivo has total shares outstanding of approximately 51.6 million. Net proceeds received from the sale of units are expected to be used for research and development, repayment of certain debt, fixed asset additions and working capital and general corporate purposes.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be resold absent registration under or exemption from such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a Cambridge, MA medical device company focused on utilizing polymers as a platform technology to develop treatments to improve function in individuals paralyzed as a result of traumatic spinal cord injury. The company was founded in 2005 on the basis of proprietary technology co-invented by Robert Langer, ScD, Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, MD, who is affiliated with Massachusetts General Hospital in Boston. For more information on InVivo Therapeutics, please visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to sell additional shares of common stock and warrants to purchase common stock at additional closings, the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

Contact:

Argot Partners
David Pitts, 212-600-1902
david@argotpartners.com